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                                                                 EXHIBIT 3.1.5



                             BRANDYWINE REALTY TRUST

                              ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

                  FIRST: Section 6.1 of the Declaration of Trust of Brandywine Realty Trust, a Maryland real estate investment trust (the "Trust"), is hereby amended by increasing from 105,000,000 to 110,000,000 the total number of shares of beneficial interest which the Trust is authorized to issue and from 5,000,000 to 10,000,000 the number of Preferred Shares which the Trust is authorized to issue.

                  SECOND: Pursuant to Section 8-203(a)(7) of the Corporations and Associations Article of the Annotated Code of Maryland, the amendment to the Declaration of Trust of the Trust as hereinabove set forth has been duly approved by the Board of Trustees of the Trust.

                  THIRD: The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to this amendment was 105,000,000 shares of beneficial interest, consisting of 100,000,000 common shares of beneficial interest, $.0l par value per share, and 5,000,000 preferred shares of beneficial interest, $.0l par value per share. The aggregate par value of all shares of beneficial interest having par value was $1,050,000.

                  The total number of shares of beneficial interest which the Trust has authority to issue pursuant to the amendment described herein is 110,000,000 shares of beneficial interest, consisting of 100,000,000 common shares of beneficial interest, $.0l par value per share, and 10,000,000 preferred shares of beneficial interest, $.0l par value per share. The aggregate par value of all shares of beneficial interest having par value is $1,100,000.

                  FOURTH: The undersigned President acknowledges these Articles of Amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


                  IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 19th day of March, 1999.


ATTEST:                                      BRANDYWINE REALTY TRUST


/s/  Brad A. Molotsky                        By: /s/  Gerard H. Sweeney (SEAL)
----------------------                          ------------------------------
Brad A. Molotsky                                 Gerard H. Sweeney
Secretary                                        President and
                                                 Chief Executive Officer